Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Galyan's Trading Company, Inc.
(Exact name of registrant as specified in its charter)

Indiana	35-1529720
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2437 East Main Street
Plainfield, Indiana 46168
 (Address of Principal Executive Offices)

Restricted Stock Agreement between Galyan's Trading Company, Inc. and Edwin Holman
Stock Option Agreement between Galyan’s Trading Company, Inc. and Edwin Holman
(Full title of the plan)

Robert B. Mang
Chief Executive Officer and Chairman
Galyan’s Trading Company, Inc.
2437 East Main Street
Plainfield, Indiana 46168
(Name and address of agent for service)

(317) 532-0200
(Telephone number, including area code, of agent for service)

Copies to:

C. David Zoba	Stephen J. Hackman
Executive Vice President, General Counsel and Secretary	Ice Miller
Galyan's Trading Company, Inc.	One American Square, Box 82001
2437 East Main Street	Indianapolis, Indiana 46282
Plainfield, Indiana 46168

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of securities	Amount to be	maximum offering	aggregate offering	Amount of
to be registered	registered	price per unit	price	registration fee

Common Stock	300,000 shares(1)(2)	$11.43	$3,429,000.00	$280.00

(1)This registration statement (the “Registration Statement”) covers shares of Common Stock of Galyan’s Trading Company, Inc. which may be offered or sold from time to time pursuant to one Restricted Stock Agreement and one Stock Option Agreement, to be entered into as of September 4, 2003 between Galyan’s Trading Company, Inc. and Edwin Holman (both agreements to be referred to collectively as the “Agreements”).

(2)Pursuant to Rule 416, this Registration Statement also covers such indeterminable number of additional shares of the Registrant’s Common Stock as may be issuable pursuant to the antidilution provisions of the Agreements. If, prior to the completion of the distribution of the shares of Common Stock covered by this Registration Statement, additional shares of Common Stock are issued or issuable as a result of a stock split or stock dividend, this Registration Statement shall be deemed to cover such additional shares resulting from the stock split or stock dividend pursuant to Rule 416.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to the employee covered by the Agreements as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following information heretofore filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is incorporated herein by reference:

(a)	The Company's Annual Report on Form 10-K for its fiscal year ended February 1, 2003, filed with the Commission on April 24, 2003 (File No. 000-32911).

(b)	The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 2003, filed with the Commission on June 16, 2003 (File No. 000-32911).

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(d)

The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on June 21, 2001, and any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all of the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Indiana Business Corporation Law (“IBCL”), the provisions of which govern the Registrant, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation (“Eligible Persons”) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation’s articles of incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the articles of incorporation or bylaws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.

Reference is made to Articles 9 and 10 of the Second Amended and Restated Articles of Incorporation of the Registrant concerning indemnification of directors, officers, employees and agents.

The Registrant has obtained an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

To include any material information with respect to the Plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

             Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainfield, County of Hendricks, State of Indiana, on September 3, 2003.

GALYAN’S TRADING COMPANY, INC.

By:	/s/ ROBERT B. MANG
Robert B. Mang
Chief Executive Officer and Chairman

POWER OF ATTORNEY

             Know all persons by these presents, that each person whose signature appears below constitutes and appoints Robert B. Mang, C. David Zoba and Edward S. Wozniak, and each or any of them (with full power to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto those attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that those attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ ROBERT B. MANG	Chief Executive Officer,	September 3, 2003
Robert B. Mang	Chairman and Director
(Principal Executive Officer)

/s/ EDWARD S. WOZNIAK	Senior Vice President and	September 3, 2003
Edward S. Wozniak	Chief Financial Officer
(Principal Financial and
Accounting Officer)

/s/ NORMAN S. MATTHEWS	Director	September 3, 2003
Norman S. Matthews

/s/ BYRON E. ALLUMBAUGH	Director	September 3, 2003
Byron E. Allumbaugh

/s/ FRANK J. BELATTI	Director	September 3, 2003
Frank J. Belatti

/s/ STUART B. BURGDOERFER	Director	September 3, 2003
Stuart B. Burgdoerfer

/s/ TIMOTHY J. FABER	Director	September 3, 2003
Timothy J. Faber

/s/ MICHAEL GOLDSTEIN	Director	September 3, 2003
Michael Goldstein

/s/ TODD W. HALLORAN	Director	September 3, 2003
Todd W. Halloran

/s/ GEORGE R. MRKONIC, JR.	Director	September 3, 2003
George R. Mrkonic, Jr.

/s/ JOHN M. ROTH	Director	September 3, 2003
John M. Roth

/s/ RONALD P. SPOGLI	Director	September 3, 2003
Ronald P. Spogli

/s/ PETER STARRETT	Director	September 3, 2003
Peter Starrett

GALYAN’S TRADING COMPANY, INC.
Form S-8

INDEX TO EXHIBITS

Exhibit Number Assigned in Regulation S-K Item 601	Description of Exhibit

4.1	Second Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (registration number 333-57848), originally filed March 29, 2001, and as subsequently amended.)

4.2	Second Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (registration number 333-57848), originally filed March 29, 2001, and as subsequently amended.)

5.1	Opinion of Ice Miller.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Ice Miller (included in Exhibit 5.1).

24.	Power of Attorney (included in this Registration Statement under "Signatures").

99.	Not applicable.